Exhibit 11.       Statement of Computation of Per Share Earnings

PATIENT INFOSYSTEMS, INC.
                                                       Three Months Ended
                                                            March 31,

                                                      2000             1999
                                                      ----             ----

Net Loss                                          $ (1,637,906)    $ (1,713,727)
                                                ---------------  ---------------
Weighted average common and
     potential common shares                         8,040,202        8,023,423
                                                ---------------  ---------------
Net Loss per share - Basic and Diluted            $      (0.20)    $      (0.21)
                                                ===============  ===============
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